Exhibit 10.3
Partners for Growth II
Loan and Security Agreement

Borrower:	XATA Corporation, a Minnesota corporation
Address:	965 Prairie Center Drive, Eden Prairie, MN 55344

Borrower:	Geologic Solutions, Inc., a Delaware corporation
Address:	13625-B Dulles Technology Drive, Herndon, Virginia 20171

Date:	January 31, 2008
THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between PARTNERS FOR GROWTH II, L.P. (“PFG”), whose address is 180 Pacific Avenue, San Francisco, CA 94111 and the borrowers named above (jointly and severally, “Borrower”), whose respective chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)
1. LOANS.
     1.1 Loans. Subject to satisfaction of the conditions set forth in Section 9 of the Schedule or the waiver thereof in PFG’s discretion, PFG will make a loan to Borrower (the “Loan”) in the amount shown on the Schedule, provided no Default or Event of Default has occurred and is continuing.
     1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly on the first day of each month for interest accrued during the prior month.
     1.3 Fees. Borrower shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.
     1.4 [INTENTIONALLY LEFT BLANK]
     1.5 Late Fee. If any payment of accrued interest for any month is not made within three Business Days after the date due (other than by reason of acceleration), or if any payment of principal or any other payment is not made within three Business Days after the date due, Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.
2. SECURITY INTEREST.
     2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above; provided, however, the Collateral shall not include licenses and permits issued by the Federal Communications Commission to the extent it is unlawful to grant a security interest in such licenses and permits.

     2.2 Specified Contracts Excluded. The security interest granted under this Section 2 shall not attach to any of the following (“Specified Contracts”): any lease, license, contract, property rights or agreement to which Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in any of the following (other than to the extent that any such term would be ineffective under the Code or any other applicable law or principles of equity): (i) the abandonment, invalidation or unenforceability of any right, title or interest of Borrower therein, or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement; provided however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above. Notwithstanding anything herein to the contrary, the foregoing shall not be construed so as to apply to Accounts or payment intangibles. Except as disclosed on Exhibit A hereto, Borrower represents and warrants to PFG that there are no Specified Contracts which are material to Borrower’s business or grant Borrower rights in Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers. Borrower shall not, hereafter, without PFG’s prior written consent, enter into any Specified Contract which is material to Borrower’s business or grants Borrower rights in Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers.
     2.3 Lease Receivables. PFG agrees, from time to time at Borrowers’ request, to release its security interest against Lease Receivables to the extent that Borrower is financing such Lease Receivables with a finance company other than the Senior Lender, provided that (i) Borrower is not then financing such Lease Receivables with the Senior Lender, (ii) such other finance company is identified in advance to PFG, and (iii) no Default or Event of Default then exits under the Loan Documents or the Senior Loan Documents or would result from the finance of Lease Receivables by such other finance company.
3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.
     In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:
     3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.
     3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Articles or Certificate of Incorporation. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the date hereof. Borrower shall give PFG 30 days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.
     3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give PFG at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.
     3.4 Title to Collateral; Perfection; Permitted Liens.
          (a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges,

Partners for Growth II, L.P.	Loan and Security Agreement
security interests, encumbrances and adverse claims, except for Permitted Liens. PFG now has, and will continue to have, a First-Priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others.
          (b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a control agreement in form sufficient to perfect PFG’s security interest in the Deposit Account and otherwise satisfactory to PFG in its good faith business judgment.
          (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.
          (d) None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.
     3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral.
     3.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.
     3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the periods therein stated, except, in the case of unaudited financial statements for (i) lack of footnote disclosure required by GAAP, and (ii) normal year end audit adjustments. Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.
     3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     3.9 Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.
     3.10 Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material

Partners for Growth II, L.P.	Loan and Security Agreement
Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.
     3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes and as otherwise specified in the Schedule. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”
     3.12 No Default. At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.
     3.13 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise PFG in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide PFG with at least fifteen (15) days prior written notice of its intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement or such other documents as PFG may reasonably request to maintain the perfection and priority of PFG’s security interest in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to PFG a copy of the application(s) filed with the United States Copyright Office together with evidence of the recording of the intellectual property security agreement necessary for PFG to maintain the perfection and priority of its security interest in such copyrights or mask works. Borrower shall provide written notice to PFG of any application filed by Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days after any such filing.
     3.14 Domain Rights and Related Matters. Borrower (a) is the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with its business and that of its Subsidiaries, free and clear of any rights or claims of any third party; (b) represents and warrants that the information provided in the Representations with respect to domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, “Domain Rights”) is true, accurate and complete and Borrower shall promptly notify PFG of any changes to such information; (c) shall maintain all Domain Rights in full force and effect so long as any Obligations remain outstanding; (d) shall, upon request of PFG, notify such third parties (including domain registrars, hosting companies and internet service providers) of PFG’s security interest in Borrower’s Domain Rights; and (e) promptly advise PFG in writing of any disputes or infringements of its Domain Rights.
4. ADDITIONAL DUTIES OF BORROWER.
     4.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.
     4.2. Remittance of Proceeds. Subject to the rights of the Senior Lender, all proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts and Inventory arising in the ordinary course of business, or (ii) the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral (other than those described in subclauses (i) and (ii) above) with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above, and subject to the rights of the Senior Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     4.3 Insurance. Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. All casualty insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, subject to the rights of the Senior Lender, PFG shall apply such proceeds in reduction of the Obligations as

Partners for Growth II, L.P.	Loan and Security Agreement
PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. PFG may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.
     4.4 Reports. Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time specify in its good faith business judgment.
     4.5 Access to Collateral, Books and Records. At reasonable times, and on one Business Day’s notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses. If no Default has occurred and is continuing and no PFG audit or inspection conducted within the prior 12 month period has revealed any material inconsistencies or discrepancies in Borrower’s books and records (as determined in PFG’s good faith business judgment), PFG shall be entitled to conduct no more than one audit per calendar year at Borrower’s expense. Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law, stock exchange regulation or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence (whether or not a Default or Event of Default has occurred), it shall so advise PFG in writing, giving PFG a general description of the nature of the information and the basis upon which such information is being withheld. If the only basis for withholding such information is the consent of Borrower or a third party, Borrower shall give such consent and shall use reasonable commercial efforts to secure any third party consent required.
     4.6 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without PFG’s prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:
          (i) permit or suffer any Change in Control;
          (ii) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;
          (iii) enter into any other transaction outside the ordinary course of business;
          (iv) sell or transfer any Collateral (including without limitation and sale or transfer of Collateral which is then leased back by Borrower), except for (A) the sale of finished Inventory in the ordinary course of Borrower’s business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business, (B) the making of Permitted Investments, (C) the granting of Permitted Liens, and (D) the non-exclusive licensing of Intellectual Property in the ordinary course of business;
          (v) store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment;
          (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; provided however, sales on a contingent basis in the ordinary course of Borrower’s business and not constituting in excess of 10% of annual sales in the aggregate may be made without PFG’s prior written consent;
          (vii) make any loans of any money or other assets, other than Permitted Investments;
          (viii) incur any Indebtedness, other than Permitted Indebtedness;
          (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity, other than a Borrower or a Subsidiary existing on the date hereof;
          (x) pay or declare any dividends on Borrower’s stock (except for dividends payable by Geologic Solutions, Inc. to XATA Corporation and dividends payable solely in stock of Borrower);
          (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s stock, except as required in the ordinary course of business and consistent with past practice in connection with redeeming or purchasing stock of departing employees, up to a maximum aggregate of $50,000 in any fiscal year;

Partners for Growth II, L.P.	Loan and Security Agreement
          (xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;
          (xiii) directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person;
          (xiv) without at least thirty (30) days prior written notice to PFG: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $10,000 in Borrower’s assets or property, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization; or
          (xv) liquidate or dissolve or elect to liquidate or dissolve.
Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.
     4.7 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.
     4.8 Changes. Borrower agrees to promptly notify PFG in writing of any changes in the information set forth in the Representations.
     4.9 Further Assurances. Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG’s perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.
5. TERM.
     5.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the “Maturity Date”), subject to Sections 5.2 and 5.3 below.
     5.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) if specifically permitted in the Schedule, by Borrower, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, effective immediately upon notice from PFG. If this Agreement is terminated by Borrower (if permitted in the Schedule) or by PFG under this Section 5.2, Borrower shall pay to PFG a prepayment fee in the amount set forth in the Schedule. Any prepayment fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.
     5.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that PFG may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG’s security interests.
6. EVENTS OF DEFAULT AND REMEDIES.
     6.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG immediate written notice thereof:
          (a) Any warranty, representation, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

Partners for Growth II, L.P.	Loan and Security Agreement
          (b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three Business Days after the date due; or
          (c) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall breach any of the provisions of Section 4.6 hereof, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or shall fail to provide PFG with a report under Section 6 of the Schedule within one Business Day after the date due; or
          (d) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within 10 Business Days after the date due; or
          (e) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 Business Days after the occurrence of the same; or
          (f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or
          (g) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or
          (h) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
          (i) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 45 days after the date commenced; or
          (j) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or
          (k) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or
          (l) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or
          (m) a Material Adverse Change shall occur.
PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.
     6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such

Partners for Growth II, L.P.	Loan and Security Agreement
possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as PFG deems reasonable, or on PFG’s premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys’ fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).
     6.3 Standards for Determining Commercial Reasonableness. Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.
     6.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG’s security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG’s possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books

Partners for Growth II, L.P.	Loan and Security Agreement
or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; (j) Execute on behalf of Borrower and file in Borrower’s name such documents and instruments as may be necessary or appropriate to effect the transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of PFG or its designees, and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG’s rights under the foregoing power of attorney or any of PFG’s other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.
     6.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.
     6.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.
7. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:
     “Account Debtor” means the obligor on an Account.
     “Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.
     “Acquisition” has the meaning set forth in Section 8(d) of the Schedule.
     “Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.
     “Business Day” means a day on which PFG is open for business.
     “Change in Control” means (a) any event, transaction, or occurrence as a result of which any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of XATA Corporation, (i) who on the date hereof does not own 20% or more of the voting securities of XATA Corporation, becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of XATA Corporation representing twenty percent (20%) or more of the combined voting power of XATA Corporation’s then outstanding securities, or (ii) who on the date hereof owns 20% or more of the voting securities of XATA Corporation, becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of XATA Corporation representing forty-nine percent (49%) or more of the combined voting power of XATA Corporation’s then outstanding securities, or (b) Geologic Solutions, Inc. ceases to be a wholly-owned subsidiary of XATA Corporation, other than by a merger of Geologic Solutions, Inc. into XATA Corporation.
     “Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.
     “Collateral” has the meaning set forth in Section 2 above.

Partners for Growth II, L.P.	Loan and Security Agreement
     “continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” has the meaning set forth in Section 6.2 above.
     “Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.
     “Equipment” means all present and future “equipment” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “Event of Default” means any of the events set forth in Section 6.1 of this Agreement.
     “First-Priority” means a security interest and lien enjoying priority over all security interests and liens other than the security interest and lien of the Senior Lender, to the extent of PFG’s subordination to such Senior Lender security interest and lien, and statutory liens to the extent the same have priority over liens of secured parties.
     “GAAP” means generally accepted accounting principles consistently applied.
     “General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.
     “including” means including (but not limited to).
     “Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, and (d) capital lease obligations.
     “Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) Domain Rights as described in Section 3.14 hereof, (g) computer software and computer software products; (h) designs and design rights; (i) technology; (j) all claims for damages by way of past, present and future infringement of any of the rights included above; and (k) all licenses or other rights to use any property or rights of a type described above.
     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to the Loan and any other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without

Partners for Growth II, L.P.	Loan and Security Agreement
limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.
     “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.
     “Lease Receivables” means Accounts owing for leases of hardware.
     “Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.
     “Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.
     “Non-Past-Due Senior Monetary Obligations” means in respect of monetary obligations arising under the Senior Debt Documents, the amount of (i) interest accrued and owing but not yet due, and (ii) any other monetary obligations owing but not yet due.
     “Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.
     “Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.
     “Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.
     “Permitted Indebtedness” means:
          (i) the Loans and other Obligations; and
          (ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto;
          (iii) Subordinated Debt;
          (iv) Indebtedness owing to Senior Lender not to exceed the Senior Debt Limit specified in the Schedule;
          (v) other Indebtedness secured by Permitted Liens;
          (vi) Indebtedness arising from the terms of the Acquisition; and
          (vii) reimbursement obligations in respect of (i) letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding which have been reported to PFG in writing, and (ii) in the case of reimbursement obligations to the Senior Lender, letters of credit which do not exceed the Senior Debt Limit (taking into account all other Indebtedness to Senior Lender).
     “Permitted Investments” are:

Partners for Growth II, L.P.	Loan and Security Agreement
          (i) Investments (if any) shown on Exhibit A and existing on the date hereof;
          (ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;
          (iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc;
          (iv) bank certificates of deposit issued maturing no more than 1 year after issue;
          (v) Investments (i) by Subsidiaries in or to other Subsidiaries or a Borrower, (ii) by a Borrower in or to the other Borrower, and (iii) Investments by a Borrower in Subsidiaries not to exceed $250,000 in the aggregate in any fiscal year;
          (vi) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or similar agreements approved by Borrower’s Board of Directors;
          (vii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and
          (viii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of Borrower in any Subsidiary.
     “Permitted Liens” means the following:
          (i) purchase money security interests in specific items of Equipment;
          (ii) leases of specific items of Equipment;
          (iii) liens for taxes not yet payable;
          (iv) additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;
          (v) security interests being terminated substantially concurrently with this Agreement;
          (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;
          (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
          (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;
          (ix) statutory, common law or contractual liens of depository institutions or institutions holding securities accounts (including rights of set-off) securing only customary charges and fees in connection with such accounts;
          (x) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA), provided such liens have no priority over any of PFG’s Liens;
          (xi) Liens against Lease Receivables with respect to which the Senior Lender has provided a release in accordance with Section 4.3 of the Senior Lender’s Loan & Security Agreement with Borrowers, securing no more than $2,500,000 in the aggregate amount outstanding for all Borrowers; and

Partners for Growth II, L.P.	Loan and Security Agreement
          (xii) liens in favor of Senior Lender securing an amount not in excess of the Senior Debt Limit.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.
     “Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.
     “Senior Lender” has the meaning set forth in Section 8 of the Schedule.
     “Subordinated Debt”, except as set forth in Section 5 of the Schedule in the definition of “Total Liabilities” therein, means debt incurred by Borrower subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its absolute discretion and, for the avoidance of doubt, does not include Indebtedness due from Borrower to PFG hereunder.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
8. GENERAL PROVISIONS.
     8.1 Confidentiality. PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, in each case after having advised such persons of the confidentiality of such information, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.
     8.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.
     8.3 Payments. All Payments may be applied, and in PFG’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.
     8.4 Monthly Accountings. PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.
     8.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller executing the Representations (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, in the Representations or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein.
     8.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

Partners for Growth II, L.P.	Loan and Security Agreement
     8.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.
     8.8 Waivers; Indemnity. The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys’ fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.
     8.9 No Liability for Ordinary Negligence. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.
     8.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.
     8.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
     8.12 Attorneys’ Fees and Costs. Borrower shall reimburse PFG for all reasonable attorneys’ fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys’ fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower’s books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys’ fees, including (but not limited to) reasonable attorneys’ fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys’ fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower’s Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.
     8.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

Partners for Growth II, L.P.	Loan and Security Agreement
     8.14 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.
     8.15 Limitation of Actions. Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     8.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise.
     8.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California. As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.
     8.18 Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon

Partners for Growth II, L.P.	Loan and Security Agreement
pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
[Signature Page Follows]

Borrower:		PFG:

XATA CORPORATION		PARTNERS FOR GROWTH II, L.P.

By	/s/ John J. Coughlan
	President or Vice President	By	/s/ Lorraine Nield

By	/s/ Mark E. Ties	Name:	Lorraine Nield

	Secretary or Ass’t Secretary	Title:	Manager, Partners for Growth II, LLC Its General Partner

Borrower:

GEOLOGIC SOLUTIONS, INC.

By	/s/ John J. Coughlan

President or Vice President

By	/s/ Mark E. Ties

Secretary or Ass’t Secretary

Partners For Growth II
Schedule to
Loan and Security Agreement

Borrower:	XATA Corporation, a Minnesota corporation
Address:	965 Prairie Center Drive, Eden Prairie, MN 55344

Borrower:	Geologic Solutions, Inc., a Delaware corporation
Address:	13625-B Dulles Technology Drive, Herndon, Virginia 20171
Date:	January 31, 2008
This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH II, L.P. and the above-borrower of even date.

1. LOAN (Section 1.1):
The Loan shall consist of a term loan in the amount of $8,000,000, which shall be disbursed to XATA Corporation (or directly to the sellers in the Acquisition, as PFG and XATA Corporation may agree) in full upon satisfaction of the conditions set forth in Section 9 of this Schedule and, for the avoidance of doubt, not earlier than the closing of the Acquisition.

Repayment:	Subject to the “Amortization Right” set forth, below, Borrower shall be required to make payments of interest only until March 31, 2011. Borrower shall make principal payments of $1,000,000 on each of March 31, 2011, June 30, 2011, September 30, 2011, and December 31, 2011, with the entire unpaid principal balance of the Loan plus any and all accrued and unpaid interest due on the Maturity Date.

Prepayment:	The principal of the Loan may be prepaid at any time, in whole or in part, without fee or penalty.

Amortization Right:	If Borrower fails to meet the minimum Adjusted Quick Ratio (defined below), PFG shall have the absolute right, but not the obligation, to amortize the Loan as if it were a three-year loan with equal monthly principal payments of $222,222 (the “Amortization Right”). PFG may exercise the Amortization Right upon notice at any time Borrower is not in compliance with the minimum Adjusted Quick Ratio (but for the avoidance of doubt, Borrower’s failure to meet the minimum

Partners for Growth II,	Schedule to Loan and Security Agreement

Adjusted Quick Ratio shall not, by itself, constitute a Default). For example, if Borrower fell below the Adjusted Quick Ratio three (3) months after the date hereof and PFG exercised the Amortization Right, then Borrower would be required to immediately pay PFG $666,666, with the balance of the Loan due in equal monthly principal payments, plus interest, over the following thirty-three (33) months, commencing the first day of the month immediately following exercise of the Amortization Right and continuing on the same day of each month thereafter.

Adjusted Quick Ratio: Borrower shall maintain a minimum Adjusted Quick Ratio of 0.75 : 1.00. “Adjusted Quick Ratio” means a ratio of (a) Borrower’s unrestricted cash maintained at or through the Senior Lender, plus Eligible Accounts (as defined in the Senior Loan Documents), to (b) the aggregate Credit Extensions by the Senior Lender (as “Credit Extensions” is defined in the Senior Loan Documents), plus outstanding monetary Obligations owing from Borrower to PFG. This ratio will increase to 1.00 : 1.00 as of 6/30/09.

2. INTEREST.

Interest Rate (Section 1.2):

The Loan shall bear interest at a rate equal to Fourteen and One-Half percent (14.5%) per annum.

Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly in arrears, on the first day of each month for interest accrued during the prior month.

Interest Reset:	Borrower has delivered (i) financial projections to PFG dated November 9, 2007 (the “Projections”), for Revenue and Modified EBITDA for the quarterly periods ending March 31, 2008, June 30, 2008 and September 30, 2008, and (ii) a Reconciliation of the Projections to Borrower’s current forecast, as delivered to PFG on January 30, 2008 (the “Reconciliation”) resulting in the following Revenue and Modified EBITDA targets, respectively (the “Financial Targets”):

Period	Revenue	Modified EBITDA
March 31, 2008	$11,578,673	$222,370
June 30, 2008	$15,156,585	$1,069,219
September 30, 2008	$16,497,926	$2,089,327

Partners for Growth II, L.P.	Schedule to Loan and Security Agreement
Should Borrower achieve 105% of each of the Financial Targets, the Interest Rate on the Loan shall be reduced prospectively for periods after September 30, 2008 to eleven percent (11%) per annum.

3. FEES (Section 1.3):

Commitment Fee:	$160,000, payable concurrently herewith.

4. MATURITY DATE
(Section 5.1):	January 31, 2012.

5.	FINANCIAL COVENANTS

(Section 4.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as and when set forth below:

Minimum Tangible
Net Worth:	A Tangible Net Worth of greater than the following (“Minimum Tangible Net Worth"): (i) from March 31, 2008 through and including August 31, 2008, an amount equal to the Tangible Net Worth of Borrowers as of the date of the closing of the Geologic Solutions Acquisition less $1,000,000, and (ii) from September 1, 2008 and thereafter, the Minimum Tangible Net Worth as calculated for “(i)” above plus $1,500,000, plus 50% of the Borrowers’ Net Income (but not net loss) in each fiscal quarter ending after December 31, 2008. Increases in the Minimum Tangible Net Worth based on Net Income shall be effective on the last day of the fiscal quarter in which said Net Income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.

Adjusted EBITDA:	An Adjusted EBITDA of not less than ($1,000,000) for the two month period ending February 29, 2008, and for the three month period ending March 31, 2008. (For purposes of the foregoing, it is noted that parentheses enclosing an amount denotes a negative amount.)

FCCR Covenant:	Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.25:1.00 on a trailing twelve month basis, starting 12/31/08, monitored quarterly thereafter.

Definitions.	For purposes of the foregoing financial covenants, the following terms shall have the following meanings:

Partners for Growth II, L.P.	Schedule to Loan and Security Agreement

“Adjusted EBITDA” means Modified EBITDA, minus cash income taxes paid, minus dividends (other than dividends paid in common stock of the Borrower paying such dividend), distributions and other payments to shareholders, including, without limitation, for any redemption, retirement or purchase of any capital stock, and minus unfinanced capital expenditures.

“Fixed Charge Coverage Ratio” means the ratio of (a) Adjusted EBITDA to (b) cash expended (or required to be expended in order to be in compliance with the terms hereof) to make interest payments, plus scheduled principal payments on Borrower’s Indebtedness in accordance with the terms thereof.

“Modified EBITDA” means (a) Net Income, plus (b) Interest Expense, plus (c) depreciation expense and amortization expense, plus (d) income tax expense, plus (e) stock based compensation.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Tangible Net Worth” shall mean, on any date, the consolidated total assets of Borrower minus (a) any amounts attributable to (i) goodwill, (ii) intangible items under GAAP, including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities.

“Total Liabilities” is on any day, the consolidated total obligations of Borrowers that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheets, including all Indebtedness, but excluding all “Subordinated Debt” as defined in the Senior Loan Documents in effect on the date hereof.
6. REPORTING.
(Section 4.4):

Borrower shall provide PFG with the following:

(a) Monthly accounts receivable agings, aged by invoice date, within 30 days after the end of each month.

Partners for Growth II, L.P.	Schedule to Loan and Security Agreement

(b)	Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within 30 days after the end of each month.

(c)	Monthly reconciliations of accounts receivable agings (aged by invoice date), and general ledger, within 30 days after the end of each month.

(d)	Monthly unaudited financial statements, as soon as available, and in any event within 30 days after the end of each month.

(e)	Monthly Compliance Certificates, within 30 days after the end of each month, in such form as PFG shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as PFG shall reasonably request.

(f)	At all times Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

(g)	If Borrower should fail to file the public reports required under clause (f), for which Borrower has not received a waiver from the relevant regulatory and exchange authorities, quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

(h)	A quarterly information update certificate, on PFG’s standard form, within 30 days after the end of each fiscal quarter of Borrower.

(i)	Annual operating plan as approved by Borrower’s Board of Directors, as soon as available.

(j)	Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, Borrower’s independent certified public accountants.

(k)	Copies of all reports and statements provided by Borrower to the Senior Lender, upon PFG’s request.

(l)	For the first two calendar quarters after the date hereof, Borrower shall provide the reports specified under clauses (a)

Partners For Growth II L.P.	Schedule to Loan and Security Agreement

through (e) (inclusive) within 15 days of the end of each month.

7. BORROWER INFORMATION:
Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated January 10, 2008, previously submitted to PFG (the “Representations”) is true and correct as of the date hereof.

8. ADDITIONAL PROVISIONS
(a) Senior Lender.
(1)	Senior Lender. As used herein, “Senior Lender” means Silicon Valley Bank, and “Senior Loan Documents” means all present and future documents instruments and agreements entered into between Borrower and Senior Lender or by third parties relating to Borrower and Senior Lender.

(2)	Senior Debt Limit. Borrower shall not permit the total Indebtedness of Borrower to Senior Lender to exceed $10,000,000 at any time outstanding (the “Senior Debt Limit”), including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower, but excluding the amount of any Non-Past-Due Senior Monetary Obligations.

(3)	Senior Loan Documents. Borrower represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Borrower covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.

Partners For Growth II L.P.	Schedule to Loan and Security Agreement

(4)	PFG and the Senior Lender have entered into a subordination agreement (the “PFG — SVB Subordination”) by which PFG’s security interest and repayment is subordinated, to the extent specified therein, to the security interest and prior payment of obligations owing from Borrower to the Senior Lender. PFG shall not take any action under this Agreement that would contravene the terms of the PFG-SVB Subordination.
(b)	Deposit Accounts. As soon as is practicable and in no event later than 30 calendar days from the date hereof, each Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Deposit Accounts, subject to the security interest of the Senior Lender. Said control agreements shall permit PFG, in its discretion, to withdraw from said Deposit Accounts accrued interest on the Obligations monthly (subject to the rights of the Senior Lender).

(c)	Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on PFG’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Exhibit A with particularity. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

(d)	Use of Proceeds. Borrower shall use the proceeds of the Loan exclusively to acquire the outstanding capital stock of Geologic Solutions, Inc., a Delaware corporation based in Virginia, upon the terms set forth in that certain Stock Purchase Agreement between Borrower, Geologic Solutions, Inc. and the Stockholders of Geologic Solutions, Inc. dated December 19, 2007 (the “Acquisition Agreement” and such transaction, the “Acquisition”).

Partners for Growth II, L.P.	Schedule to Loan and Security Agreement
9. CONDITIONS
In addition to any other conditions to the Loan set out in this Agreement, PFG will not make the initial Loan until PFG shall have received, in form and substance satisfactory to PFG, such documents, and completion of such other matters, as PFG may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by PFG in its sole discretion, negatively affect or be reasonably expected to negatively affect the collectability of the Obligations, PFG’s security interest in Borrowers’ Collateral or the value thereof, including, without limitation:
(a)	duly executed original signatures of each Borrower to the Loan Documents to which each Borrower is a party;

(b)	Borrowers’ respective constitutional documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Minnesota as of a date no earlier than thirty (30) days prior to the date hereof in respect of XATA Corporation and, in respect of Geologic Solutions, Inc., a good standing certificate certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the date hereof, together with a foreign qualification certificate from the State of Virginia;

(c)	duly executed original signatures to borrowing resolutions for each Borrower;

(d)	account control agreements as required by Section 8(b) of this Schedule, duly executed by Borrower and each relevant depositary institution in favor of PFG;

(e)	certified copies, dated as of a recent date, of financing statement searches, as PFG shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Loan, will be terminated or released;

(f)	the Representations, duly executed by Borrower, reflecting on a pro forma basis the information relevant to the Acquisition on an “as if acquired” basis;

(g)	one or more landlords’ consents executed by the lessors of any premises identified by PFG in favor of PFG; provided, however, so long as Borrower’s occupancy of its Burnsville,

Partners for Growth II, L.P.	Schedule to Loan and Security Agreement
MN location terminates within 90 days from the date hereof, so such consent shall be required for such location; and provided, further, that no such consent shall be required for the Geologic Solutions, Inc. location in Herndon, VA;

(h)	an opinion of counsel to Borrower in favor of PFG as to customary matters, including the validity and enforceability of Borrower’s obligations under the Loan Documents, the PFG Warrant and the SVB Warrant;

(i)	a duly executed warrant purchase agreement and warrant in favor of PFG to purchase 342,858 shares of Borrower’s common stock in agreed form (the “PFG Warrant”);

(j)	a duly executed warrant purchase agreement and warrant in favor of the Senior Lender to purchase 114,286 shares of Borrower’s common stock in agreed form (the “SVB Warrant”);

(k)	the insurance policies and/or endorsements required pursuant to Section 4.3;

(l)	within 30 days of the date hereof, a bailee or similar waiver in favor of PFG in respect of the facility in which Borrower houses and operates servers used in its business, in such form as PFG shall reasonably specify;

(m)	payment of the Fee specified in Section 3 of this Schedule and PFG’s expenses incurred in connection with the Loan;

(n)	a duly executed Stock Pledge Agreement in form and substance satisfactory to PFG by which Borrower, XATA Corporation, pledges the stock it owns in Borrower, Geologic Solutions, Inc., as security for Obligations;

(o)	a duly executed Compliance Certificate dated the date hereof;

(p)	a Pay-Off Letter from Wells Fargo/Foothill in respect of secured monetary obligations owing from Geologic Solutions, Inc. to Wells Fargo/Foothill, together with an immediate obligation to discharge any and all associated liens (or authority to PFG and/or the Senior Lender and/or Borrower to terminate such liens);

(q)	a duly-executed subordination agreement in favor of PFG from Platinum (as defined in Exhibit A) in connection with the Acquisition;

Partners for Growth II, L.P.	Schedule to Loan and Security Agreement
(r)	the closing of the loan of the Senior Lender under the Senior Loan Documents and the use of the proceeds thereof to finance the Acquisition; and

(s)	the completion of the Acquisition by February 15, 2008. If the Acquisition has not closed by such date (or it is abandoned by XATA Corporation or Geologic Solutions, Inc.), then PFG’s commitment to make the Loan shall terminate. XATA Corporation’s obligations to PFG shall be limited to reimbursement of PFG’s fees, costs and expenses in connection with the Loan and PFG shall be entitled to retain any diligence fees or the like already then paid to PFG.
[Signature Page Follows]

Borrower:		PFG:

XATA CORPORATION		PARTNERS FOR GROWTH II, L.P.

By	/s/ John J. Coughlan

	President or Vice President	By	/s/ Lorraine Nield

By	/s/ Mark E. Ties	Name:	Lorraine Nield

Secretary or Ass’t Secretary
		Title:	Manager, Partners for Growth II, LLC
Its General Partner

Borrower:

GEOLOGIC SOLUTIONS, INC.

By	/s/ John J. Coughlan
President or Vice President

By	/s/ Mark E. Ties
Secretary or Ass’t Secretary
Signature Page to Schedule to Loan and Security Agreement